EXHIBIT 10.22

Silicon Valley Bank

Amendment to Loan Documents

Borrower:	Atheros Communications, Inc.

Address: 529 Almanor Avenue

Sunnyvale, California 94085

Date:	December 31, 2003

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated March 31, 2003 (the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1. Amendment to Schedule. The Schedule is hereby amended and restated in its entirety as set forth in the Amended Schedule attached hereto, being signed concurrently herewith.

2. “Eligible Accounts”.

(a) Clause (viii) of the definition of “Eligible Accounts” in Section 8 of the Loan Agreement is hereby amended in its entirety to read as follows:

“(viii) the Account must not be owing from an Account Debtor located outside the United States or Canada, except for the following (‘Eligible Foreign Accounts’): (A) Accounts owing from D-Link, Global Sun Tech, Ambit, Sony, Askey, IBM Singapore, ALPS (Japan), Wistron NeWeb, Gemtek and Samsung; and (B) Accounts pre-approved by Silicon in its discretion in writing, which Silicon will consider on a case by case basis; and (C) Accounts backed by a letter of credit satisfactory to Silicon and advised through Silicon, or FCIA insured satisfactory to Silicon and naming Silicon as beneficiary,”

(b) The sentence in the definition of “Eligible Accounts” in Section 8 of the Loan Agreement which presently reads as follows:

Silicon Valley Bank	Amendment to Loan Documents

“Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding, provided that in the case of Accounts owing from D-Link (and other Account Debtors approved for a higher percentage by Silicon, in writing, on a case by case basis in its good faith business judgment) said percentage shall be 35%.”

is hereby amended in its entirety to read as follows:

“Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding, provided that in the case of Accounts owing from D-Link, Global Sun Tech, and Ambit, (and other Account Debtors approved for a higher percentage by Silicon, in writing, on a case by case basis in its good faith business judgment) said percentage shall be 35%.”

3. Fee. In consideration for Silicon entering into this Amendment, Borrower shall pay Silicon a loan fee in the amount of $40,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account.

4. Representations True. Except as set forth in the Disclosure Schedule of even date attached hereto as Exhibit A, Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

5. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: ATHEROS COMMUNICATIONS, INC.		Silicon: SILICON VALLEY BANK

By	/s/ DAVID TORRE	By	/s/ TERESA LI

	President or Vice President	Title	Vice President

-2

Exhibit A

Disclosure Schedule

Silicon Valley Bank

Amended Schedule to

Loan and Security Agreement

Borrower:	Atheros Communications, Inc.
Address:	529 Almanor Avenue
Sunnyvale, California 94085
Date:	December 31, 2003

This Amended Schedule is executed and delivered pursuant to an Amendment to Loan Documents of even date (the “Amendment”) between Silicon Valley Bank (“Silicon”) and the above-borrower (the “Borrower”), forms an integral part of the Loan and Security Agreement between Silicon and the Borrower dated March 31, 2003 (the “Loan Agreement”) and amends and restates the Schedule to the Loan Agreement (the “Original Schedule”). All reference to the “Loan Agreement” and to “this Agreement” shall be deemed to refer to the Loan Agreement and the Schedule to the Loan Agreement (including this Amended Schedule).

1. CREDIT LIMIT

(Section 1.1):

(a)	Revolving Loans Before Qualified IPO. Prior to the date of a “Qualified IPO”, as defined below, Loans (the “Revolving Loans”) shall consist of Accounts Loans, as defined below, and shall be subject to subsections (1), (2) and (3) below.

(1)	Accounts Loans. Loans (the “Accounts Loans”) in an amount not to exceed the lesser of:

(A)	$10,000,000 (the “Maximum Revolving Line”) at any one time outstanding; or

(B)	80% (the “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above); provided that

(i)	the Advance Rate with respect to Eligible Foreign Accounts (other than Eligible Foreign Accounts owing from D-Link, Global Sun Tech, Ambit, Sony, Samsung and IBM Singapore) shall be 65%; and

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

(ii)	in the event Borrower incurs a loss (determined in accordance with GAAP, but excluding deduction for deferred compensation amortization charges) of more than $3,000,000 in any consecutive three-month period, then, thereafter, the Advance Rate with respect to all Eligible Foreign Accounts (including Eligible Foreign Accounts owing from D-Link, Global Sun Tech, Ambit, Sony, Samsung and IBM Singapore) shall be 65%;

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

(2)	Quick Ratio Test. As used in this Agreement, “Quick Ratio Test” means that Borrower’s Adjusted Quick Ratio as of the end of every month during the term of this Agreement shall be not less than 1.10 to 1.00. As used in this Agreement, “Adjusted Quick Ratio” means the ratio of (i) the total of Borrower’s unrestricted cash and cash equivalents (including marketable securities) and Borrower’s Accounts, to (ii) an amount equal to Borrower’s current liabilities plus the amount of all outstanding, non-cash secured Letters of Credit, minus Borrower’s deferred revenue.

(3)

Reserve for Equipment Loans. Without limiting any of the other provisions of this Agreement relating to Reserves, in the event the Borrower fails to meet the Quick Ratio Test as of the end of any month, then, at all times thereafter, there shall be reserved, from Revolving Loans otherwise available to Borrower, an amount equal to the unpaid principal balance of the Equipment Loans (as defined below) from time to time outstanding, and if, for any reason, there are not sufficient Revolving Loans otherwise available to Borrower for such reserve, Borrower shall repay the outstanding Revolving Loans in an amount sufficient so that there can be reserved from Revolving Loans otherwise available to Borrower an amount equal to the unpaid principal balance of the Equipment Loans. If for any reason, even after paying in full all outstanding

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

Revolving Loans, there are not sufficient Revolving Loans otherwise available to Borrower to reserve therefrom an amount equal to the unpaid principal balance of the Equipment Loans, then Borrower shall provide cash collateral to Silicon in an amount equal to the unpaid principal balance of the Equipment Loans from time to time outstanding.

(b)	Revolving Loans After Qualified IPO. After the date of a “Qualified IPO”, as defined below, Loans (the “Revolving Loans”) shall be in a total amount not to exceed $10,000,000 at any time outstanding (the “Maximum Revolving Line”), on a non-formula basis.

(c)	“Qualified IPO”. As used in this Agreement, “Qualified IPO” means consummation of an initial public offering by Borrower of its common stock resulting in net cash proceeds to Borrower of $75,000,000 or more.

(d)	Present Equipment Loans. The Loans with respect to Equipment presently outstanding in the amount of $844,820.75 (the “Present Equipment Loans”). The Present Equipment Loans shall be subject to the following terms:

(1)	Each Present Equipment Loan shall continue to be repaid by the Borrower to Silicon in 36 equal monthly payments of principal, commencing on the last day of the first month following the date the Present Equipment Loan was disbursed and continuing until the earlier of the following dates (the “Present Equipment Loan Maturity Date”): (i) the date the Present Equipment Loans have been paid in full or (ii) the date this Agreement terminates by its terms or is terminated, as provided in this Agreement. On the Present Equipment Loan Maturity Date, the entire unpaid principal balance of the Present Equipment Loans, plus all accrued and unpaid interest thereon, shall be due and payable. Present Equipment Loans may not be repaid and reborrowed.

(2)	On each Present Equipment Loan Maturity Date, Borrower shall pay Silicon, in addition to all other payments and all fees and charges a final payment equal to 3.5% of the total original principal amount of each Present Equipment Loan made hereunder. Said payment shall be fully earned on the date of each Equipment Loan.

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

(e)	Remaining Equipment Loan. Silicon shall disburse to Borower an additional Loan in the amount of $1,019,100 (the “Remaining Equipment Loan”) on the date requested by Borrower, on or before December 31, 2003. The Remaining Equipment Loan shall be subject to the following terms:

(1)	If a Qualified IPO has not occurred by June 30, 2004, then the following provisions of this clause (1) shall apply: on or before June 30, 2004, Borrower shall present to Silicon invoices with respect to new or used Equipment purchased by Borrower after September 30, 2003, and Borrower shall make a principal payment on the Remaining Equipment Loan in an amount equal to the amount (if any) by which the unpaid principal balance of the Remaining Equipment Loan exceeds 100% of the net purchase price of such new or used Equipment purchased by Borrower which is acceptable to Silicon in its good faith business judgment and in which Silicon has a first-priority perfected security interest.

(2)	As used herein, the “net purchase price” of Equipment means the purchase price thereof, as shown on the applicable invoice, net of all charges for taxes, freight, delivery, insurance, set-up, training, manuals, fees, service charges and other similar items (subject to subsection (3) below).

(3)	A maximum of 30% of each Equipment Loan may be used for the purchase of transferable software licenses, leasehold improvements and other soft costs, including sales tax, freight and installation expenses.

(4)

The Remaining Equipment Loan shall be repaid by the Borrower to Silicon as follows: Accrued interest shall be payable monthly on the last day of each month commencing on the last day of the month in which this Agreement is executed. Principal shall be payable in 36 equal monthly payments, commencing on July 1, 2004, and continuing until the earlier of the following dates (the “Remaining Equipment Loan Maturity Date”): (i) the date the Remaining Equipment Loan has been paid in full or (ii) the date this Agreement terminates by its terms or is terminated, as provided in this Agreement. On the Remaining Equipment Loan Maturity Date, the entire unpaid principal balance of the Remaining Equipment Loan, plus all accrued and

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

unpaid interest thereon, shall be due and payable. The Remaining Equipment Loan may not be repaid and reborrowed.

(5)	On the Remaining Equipment Loan Maturity Date, Borrower shall pay Silicon, in addition to all other payments and all fees and charges a final payment equal to 3.5% of the total original principal amount of the Remaining Equipment Loan. Said payment shall be fully earned on the date hereof.

(f)	Loans. “Loans” as used herein shall include all Revolving Loans, all Accounts Loans, all Present Equipment Loans and the Remaining Equipment Loan.

Sublimits—Overall Limit

The total of the Letter of Credit Sublimit, the Foreign Exchange Contract Sublimit and the Cash Management Sublimit (collectively, the “Sublimits”) shall not exceed the total Revolving Loans available to Borrower hereunder (the “Overall Sublimit”).

Letter of Credit Sublimit

(Section 1.6):	The Overall Sublimit.

Cash Management

Services and Reserves;

Cash Management

Sublimit:	The Overall Sublimit.

Borrower may use Revolving Loans available hereunder, up to the Cash Management Sublimit above for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may, in its sole discretion, reserve against Revolving Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

Foreign Exchange

Contract Sublimit:	The Overall Sublimit.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into Borrower has Revolving Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above. Silicon shall have the right to withhold, from the Revolving Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Revolving Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

2. INTEREST.

Interest Rate (Section 1.2):

(a)	Revolving Loans. The Revolving Loans shall bear interest at a rate equal to the “Prime Rate” in effect from time to time, plus 1% per annum, provided that:

(1)	Before a Qualified IPO, if at any time the Borrower does not meet the Quick Ratio Test, then the interest rate thereafter shall be a rate equal to the Prime Rate in effect from time to time, plus 1.50% per annum;

(2)	Before a Qualified IPO, if Borrower continues at all times to meet the Quick Ratio Test, and Borrower

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

agrees in writing, in form acceptable to Silicon, to maintain at least 30% of its total investment funds with Silicon or its affiliates at all times, then the interest rate thereafter shall be a rate equal to the Prime Rate in effect from time to time, plus 0.50% per annum; and

(3)	after a Qualified IPO, the interest rate thereafter shall be a rate equal to the Prime Rate in effect from time to time, plus 0.50% per annum.

(b)	Equipment Loans. The Equipment Loans shall bear interest at a rate equal to the Prime Rate in effect from time to time, plus 1.0% per annum.

(c)	Calculation. All interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate”, provided that in no event shall the Prime Rate be less than 4% per annum. Borrower acknowledges that the Prime Rate is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3. FEES (Section 1.4):

Loan Fee:	As set forth in the Original Schedule and in the Amendment.

Collateral Monitoring Fee:

If the Asset Based Terms are in effect at any time during a month, Borrower shall pay Silicon a Collateral Monitoring Fee of $750 for such month, payable in arrears, provided that if the Streamline Provisions are in effect throughout such month no Collateral Monitoring Fee shall be charged for such month.

Unused Line Fee:

In the event, during any portion of any month in which the Asset Based Terms are in effect, the average daily principal balance of the Revolving Loans outstanding during such period is less than the amount of the Maximum Revolving Line, Borrower shall pay Silicon an unused line fee (the “Unused Line Fee”) in an amount equal to 0.25% per annum on the difference between the amount of the Maximum Revolving Line and the average daily principal balance of the Revolving Loans outstanding during such period, computed on the basis of a 360-day year, which Unused Line Fee shall be computed and

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

paid quarterly, in arrears, on the first day of the following calendar quarter.

4. REVOLVING LOAN MATURITY DATE

(Section 6.1):	March 30, 2005.

5. FINANCIAL COVENANTS

(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Tangible

Net Worth/Minimum

Cash and Cash Equivalents:

Prior to a Qualified IPO, Borrower shall maintain a Tangible Net Worth of not less than $10,000,000, plus (i) 25% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof. Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

After a Qualified IPO, Borrower shall at all times maintain unrestricted cash and cash equivalents (including marketable securities) of not less than $50,000,000.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, (ii) minority investments in subsidiaries or other entities, and (iii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises;

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

6. REPORTING.

(Section 5.3):

(a)	Prior to a Qualified IPO, Borrower shall provide Silicon with the following:

(1)	Monthly accounts receivable agings, aged by invoice date, with a Borrowing Base Certificate in such form as Silicon shall specify, within fifteen days after the end of each month, except that reports under this Section 6(1) need not be provided for a month if throughout such month Non-Formula Loans were outstanding or were available under this Agreement.

(2)	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month, except that reports under this Section 6(2) need not be provided for a month if throughout such month Non-Formula Loans were outstanding or were available under this Agreement.

(3)	If the Asset Based Terms are in effect at any time during a month, monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of such month.

(4)	Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

(5)

Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify (which shall include a statement and calculation as to compliance with the Quick Ratio Test) signed by the Chief Executive Officer,

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

or the Chief Financial Officer, or the Vice President of Administration and Controller of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

(6)	Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower prior to the end of each fiscal year of Borrower.

(7)	Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

(b)	After a Qualified IPO, Borrower shall provide Silicon with the following:

(1)	Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter, on Form 10-Q (which shall be retrieved by Silicon from the public records).

(2)	Quarterly Compliance Certificates, within forty-five days after the end of each fiscal quarter, in such form as Silicon shall reasonably specify signed by the Chief Executive Officer, or the Chief Financial Officer, or the Vice President of Administration and Controller of Borrower, certifying that throughout such fiscal quarter Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request.

(3)	Annual financial statements, as soon as available, and in any event within 90 days following the end of Borrower’s fiscal year, on Form 10-K (which shall be retrieved by Silicon from the public records), certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated February 11,

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

2003, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

8. ASSET BASED TERMS.

(a)	“Asset Based Terms”. As used herein, “Asset Based Terms” means the following provisions:

(1)	Schedules and Documents relating to Accounts. Borrower shall deliver to Silicon weekly transaction reports, Loan requests, schedules of Accounts, and schedules of collections, all on Silicon’s standard forms.

(2)	Collateral Control. All payments received in the lockbox account referred to in Section 4.4 of the Loan Agreement shall be applied by Silicon to the outstanding Revolving Loans. Borrower shall hold all payments on, and proceeds of, Accounts and all other Collateral in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations in such order as Silicon shall determine. Borrower agrees that it will not commingle such payments and proceeds with any of Borrower’s other funds or property, but will hold such payments and proceeds separate and apart from such other funds and property and in an express trust for Silicon.

Terms of this Agreement without the Asset Based Terms are referred to as the “Non-Asset Based Terms”.

(b)	Putting Asset Based Terms Into Effect. In the event that the Borrower does not meet the Quick Ratio Test at any time, then the Asset Based Terms shall thereafter be effective upon written notice from Silicon to the Borrower at any time. Once the Asset Based Terms are effective, the Borrower may not transfer back to the Non-Asset Based Terms, except with the written agreement of Silicon, which shall be a matter of its good faith business judgment.

(c)	Streamline Provisions. If at the date the Asset Based Terms go into effect there are no Revolving Loans or Equipment Loans outstanding, then the following provisions (the “Streamline Provisions”) shall apply:

Silicon Valley Bank	Amended Schedule to Loan and Security Agreement

(1)	Borrower will not be required to provide Silicon with weekly reporting of transactions and schedules of Accounts and collections (as called for by Section 8(a)(1) of this Schedule). Borrower shall, however, provide Silicon with monthly transaction reports including sales, collections and memo journals for each month within 15 days after the end of each month.

(2)	During the Streamline Period, no Loans will be made.

(3)	Notwithstanding the fact that no Loans will be outstanding during the Streamline Period, the Unused Line Fee shall be effective during the Streamline Period.

(d)	Termination of Streamline Provisions. If Borrower wishes to terminate the Streamline Provisions in order to obtain Loans, Borrower may do so, provided no Default or Event of Default has occurred and is continuing, by giving Silicon written notice at least 30 days before the Streamline Provisions are to terminate, together with such information relating to the Accounts and other Collateral as Silicon shall specify, in order to permit Silicon to complete an audit with respect to Borrower satisfactory to Silicon. Upon any termination of the Streamline Provisions, Borrower will, then and thereafter, provide Silicon with the weekly reporting of transactions and schedules of Accounts and collections, as called for by Section 8(a)(1) of this Schedule. Notwithstanding the foregoing, and without limiting its other rights and remedies, if any Default or Event of Default has occurred and is continuing, Silicon may terminate the Streamline Provisions immediately on notice to Borrower.

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9. ADDITIONAL PROVISIONS

(a)	Banking Relationship. Borrower shall at all times maintain its primary banking relationship and a meaningful portion of its investment accounts with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

(b)	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form, except for Inside Debt totaling not more than $100,000 at any time outstanding. Borrower represents and warrants that there is no Inside Debt presently outstanding, totaling not more than $100,000 outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(c)	Right to Invest. Borrower hereby grants to Silicon and its affiliates the right to invest up to a total of $750,000 in Borrower’s next round of equity financing (the “Next Equity Financing”) on the same terms, conditions and pricing offered to the investors in the Next Equity Financing. Borrower shall provide Silicon with at least thirty (30) days prior written notice of the contemplated closing of the Next Equity Financing (such notice being an “Equity Notice”). The Equity Notice shall contain the terms, conditions and pricing of such Subsequent Equity Financing and the Equity Notice and shall be delivered to Silicon at 3003 Tasman Drive HG 180, Santa Clara, California 95054, to the attention of General Counsel. Silicon and its affiliates shall have the right in their sole discretion to participate in the Next Equity Financing and nothing herein shall be construed as creating an obligation on Silicon or its affiliates to so participate. The right to invest provided by this Section 9(c) shall not apply after a Qualified IPO.

(d)

Domestic Subsidiaries. Borrower represents and warrants that it does not have any subsidiaries organized under the laws of any state in the United States, other than Atheros India, LLC, a Delaware limited liability company, and Atheros

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Communications International, LLC, a Delaware limited liability company, (the “Domestic Subs”), and that the Domestic Subs do not, and will not, throughout the term of this Agreement, have any Intellectual Property or any assets located in the United States, without Silicon’s prior written consent (which consent may be conditioned on the Domestic Subs executing and delivering to Silicon continuing guaranties with respect to the Obligations on Silicon’s standard form, and security agreements granting Silicon first-priority security interests in all of their assets to secure said guaranties).

Borrower:		Silicon:

ATHEROS COMMUNICATIONS, INC.		SILICON VALLEY BANK

By	/s/ DAVID TORRE	By	/s/ TERESA LI
	President or Vice President	Title	Vice President